Exhibit 23.3

CONSENT OF JUPITER RESEARCH

Jupiter Research consents to the inclusion in the registration statement on Form S-1 (File No-333-122030 ) (the “Registration Statement”) of information included in our report, Volume 2, 2003, entitled “Market Forecast - Retail” and to all references to Jupiter Research included in the Registration Statement.

Jupitermedia

By	/s/ Kieran Kelly
Name:	Kieran Kelly
Title:	V.P. Sales.
February 22, 2005